Exhibit 99.1

Encorium Group Appoints Life Sciences Industry

Investor Paul J. Schmitt to Board of Directors

Extensive Experience in Developing Early-Stage

Technology and Life Science Companies

WAYNE, PA, February 15, 2007 — Encorium Group, Inc. (Nasdaq: ENCO) (“Encorium”), a leader in the design and management of complex clinical trials and patient disease registries for the pharmaceutical, biotechnology and medical device industries, today announced the appointment of healthcare and life sciences industry veteran Paul J. Schmitt to its Board of Directors. Mr. Schmitt replaces Earl M. Collier, Jr., who has served as a Director since March 2002, and has tendered his resignation from the Company’s Board of Directors effective immediately. Mr. Collier advised the Board of Directors that he was resigning to focus more attention on his current business interests. Mr. Collier’s resignation letter contained no disagreement with management concerning any matter relating to the Company’s operations, policies or practices.

With this appointment, Encorium’s Board of Directors remains at seven members; four of these members, including Mr. Schmitt, are independent. Mr. Schmitt will Chair the Company’s Nominating and Governance Committee and also serve on its Audit Committee.

Mr. Schmitt, currently serves as Managing Director of PA Early Stage Partners, located in Wayne, Pennsylvania, a position he has held since 2000. PA Early Stage is a family of venture capital funds with $237.5 million under management. The firm invests in seed, start-up and early stage technology and life sciences companies that are primarily based in the Mid-Atlantic region of the United States.

Prior to PA Early Stage Partners, Mr. Schmitt was Chairman, President and Chief Executive Officer of Chrysalis International Corporation, a Nasdaq-listed company. Chrysalis was formed in 1996 through the merger of DNX Corporation and BioClin International. Chrysalis was a leading supplier of pre-clinical and clinical drug development services, including the utilization of transgenic animal science technologies to identify and validate new human genetic targets of disease emerging from worldwide genomic initiatives. Chrysalis’ clients included over 250 biotechnology and pharmaceutical industry companies in 26 countries. In April 1999, Chrysalis merged with Phoenix International, Inc., also a Nasdaq-listed company.

Additionally, Mr. Schmitt served as a founding trustee of the Biotechnology Council of New Jersey and currently serves on the Board of Trustees of the Wistar Institute of the University of Pennsylvania and the Board of Managers of the Penn State Research Foundation. He also presently serves on the Board of Directors of several PA Early Stage Partners Life Sciences portfolio companies.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “On behalf of my fellow directors, I would like to thank Duke Collier for his willingness to serve on the Board as we transitioned from a predominately US based company to an international company with a growing geographic footprint. I would also like to welcome Paul to our Board. He is a seasoned healthcare executive who brings us a unique industry perspective. He has a proven track record in developing early-stage life sciences and medical device companies. His past experience and current position fit very well with our growth strategy which includes consulting and clinical operations support for drugs, biologics, and medical devices beginning with early stage development through post-approval programs. We look forward to working closely with Paul and benefiting from his considerable expertise, experience, and industry contacts.”

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in 25 countries in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics. In addition, Encorium Group, in collaboration with its Brazilian strategic partner, offers full-service CRO capabilities in South and Central America.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium and (xiii) the ability of the combined business to operate successfully, generate revenue growth and achieve operating profitability. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior:
Chief Financial Officer		(212) 836-9606
(610) 975-9533		aprior@equityny.com
lhoffman@encorium.com		www.theequitygroup.com
www.encorium.com

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